Exhibit 4.2


                      CLARK-SCHWEBEL, INC.

               (as successor by merger to each of
              Clark-S Acquisition Corporation and
              CS Finance Corporation of Delaware)




                               TO



                      FLEET NATIONAL BANK






                      FIRST SUPPLEMENTAL
                           INDENTURE

                   Dated as of April 18, 1996

          FIRST SUPPLEMENTAL INDENTURE, dated as of April 18, 1996 among Clark-Schwebel, Inc., a Delaware corporation (the "Company"), Clark-Schwebel Holdings, Inc., a Delaware corporation ("Holdings") and Fleet National Bank, a national association organized and existing under the laws of the United States, as trustee (the "Trustee").

                     RECITALS OF THE COMPANY

          WHEREAS, Clark-S Acquisition Corporation ("Clark-S Acquisition"), CS Finance Corporation of Delaware ("CS Finance") and Holdings have heretofore executed and delivered to the Trustee a certain indenture, dated as of April 17, 1996 (the "Indenture"), pursuant to which a series of 10 1/2% Senior Notes due 2006 has been issued. All terms used in this First Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture;

          WHEREAS, CS Finance has merged with and into the Company, with the Company as the surviving corporation;

          WHEREAS, Clark-S Acquisition has merged with and into Fort Mill A Inc., a Delaware corporation ("Fort Mill"), with Fort Mill as the surviving corporation;

          WHEREAS, Fort Mill has merged with and into the Company, with the Company as the surviving entity;

          WHEREAS, Section 5.1 of the Indenture provides that upon the merger of Clark-S Acquisition or CS Finance with and into another entity the surviving entity shall assume the obligations of Clark-S Acquisition or CS Finance, as the case may be, under the Indenture and the Senior Notes pursuant to an indenture supplemental to the Indenture in form satisfactory to the Trustee;

          WHEREAS, the Company pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to amend the Indenture in certain respects with respect to the Senior Notes and has requested that Holdings and the Trustee join in the execution of this First Supplemental Indenture; and

          WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, Holdings and the Trustee and a valid amendment of and supplement to the Indenture have been done.

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE
WITNESSETH:

     For and in consideration of the premises and the purchase of the Senior Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Senior Notes with respect to the Senior Notes as follows:

                           ARTICLE ONE

                            ASSUMPTION

          SECTION 1.1 The Company hereby assumes all of the obligations of each of Clark-S Acquisition and CS Finance under the Senior Notes and this Indenture and references in the Senior Notes and the Indenture to the "Company" shall hereby be references to Clark-Schwebel, Inc.


                           ARTICLE TWO

                          MISCELLANEOUS

          SECTION 2.1 Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          SECTION 2.2 Application of First Supplemental Indenture. The provisions and benefit of this First Supplemental Indenture shall be effective with respect to the Senior Notes.

          SECTION 2.3 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.4 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

          SECTION 2.5 Successors and Assigns. All agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

          SECTION 2.6 Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 2.7 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

          SECTION 2.8 Regarding the Trustee. The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this First Supplemental Indenture. The Trustee shall, in connection with this First Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                              CLARK-SCHWEBEL, INC.


                              By:__________________________
                                 Name:
                                 Title:


                              FLEET NATIONAL BANK, as Trustee


                              By:__________________________
                                 Name:
                                 Title:


                              CLARK-SCHWEBEL HOLDINGS, INC.


                              By:__________________________
                                 Name:
                                 Title:

STATE OF   )
       ) ss.:
COUNTY OF )


          On the                         day of                  , 1996, before
me personally
came               , to me known, who, being by me duly sworn, did depose and
say that s/he resides at       ; that s/he is                 of CLARK-SCHWEBEL,
INC., one of the corporations described in and which executed the above instrument; that s/he knows the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that s/he signed her/his name thereto pursuant to like authority.



                                (NOTARIAL
                                  SEAL)

STATE OF       )
          ) ss.:
COUNTY OF )

          On the             day of         , 1996, before me personally came
                   , to me known, who, being by me duly sworn, did depose and
say that s/he resides at             ; that s/he is           of FLEET NATIONAL
BANK, one of the corporations described in and which executed the above instrument; that s/he knows the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that s/he signed her/his name thereto pursuant to like authority.


                                 (NOTARIAL
                                   SEAL)